UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2010

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

13125 Danielson Street, Suite 101
Poway, California 92064
 (Address of Principal Executive Offices, Zip Code)

(858)513-1033
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 26, 2010, St. George Investments LLC and the Company executed the “Second Note” as previously announced and subject to the Note and Warrant Purchase Agreement dated March 30, 2010 in the principal amount of $130,000 (net proceeds of $100,000).  The execution and funding of the note was accelerated to April 26, 2010 from its  originally scheduled date of on or about May 1, 2010. The remaining three additional corresponding Convertible Secured Promissory Notes are now anticipated to be executed between the parties over the next 75 days. Reference is made to the Company’s Current Report on Form 8-K that was filed with the SEC on April 6, 2010, and Exhibits 10.1, 10.2 and 10.4 of that report, for a complete description of the terms and conditions of the financing and additional Convertible Secured Promissory Notes.

The discussion set forth in Item 5.02 below regarding the new employment agreements for Scott Weinbrandt and Kevin Claudio is incorporated into this Item 1.01.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 23, 2010, the Company received a notice from St. George Investments, LLC, a Illinois limited liability company (“St. George”) notifying the Company that a liquidity default had occurred under the Convertible Secured Promissory Note, dated March 30, 2010, in the principal amount of $779,500 made by the Company in favor of St. George (the “First Note”).

As a result of the decrease in the market value of the Company’s common stock, St. George has the right to exercise its default remedies under the Pledge Agreement with Kenneth O. Morgan which would result in St. George receiving the 4,800,000 shares of the Company’s common stock pledged by Kenneth O. Morgan, and Kenneth O. Morgan receiving the 6,000,000 shares of the Company’s common stock which was placed into escrow by the Company. Additionally, the outstanding amount on the First Note was increased by 125% and the interest rate under the Note increased to 15% and the balance of the First Note, as increased, plus all accrued interest, fees, costs and penalties are due and payable within 30 days of notice.

Reference is made to the Company’s Current Report on Form 8-K that was filed with the SEC on April 6, 2010, and the exhibits of that report, for a complete description of the terms and conditions of the Note, pledge agreement and financing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

The Company entered into a new employment agreement with Scott Weinbrandt effective as of April 22, 2010.  Mr. Weinbrandt serves has the Company’s Chief Executive Officer and President, and is the Chairman of the Board of Directors.  The employment agreement has an initial term of three years, and supersedes his previous employment agreement.  Pursuant to the agreement, Mr. Weinbrandt will receive a base salary of $225,000 beginning May 1, 2010, subject to annual increases as provided in the agreement.  Mr. Weinbrandt is also entitled to participate in the Company’s incentive compensation plan, if any, and to receive an annual bonus of $50,000 upon completion of phase three of the Company’s operational plan within 2010, and to receive annual bonuses thereafter at the discretion of the Board of Directors.  In addition, Mr. Weinbrandt is entitled to participate in certain benefit plans in effect for the Company employees, as well as vacation, sick and holiday pay in accordance with policies established and in effect from time to time.  In connection with the agreement, Mr. Weinbrandt was granted an option to purchase 1,200,000 shares of the Company’s common stock under the Company’s stock option plan at an exercise price equal to the closing price of the Company’s shares on April 22, 2010 and vesting terms consistent with previous grant. Mr. Weinbrandt is also entitled to a severance payment if employment with the Company is terminated with or without cause, or if Mr. Weinbrandt voluntarily terminates his employment.

The Company has entered into a new employment agreement with Kevin Claudio effective as of April 22, 2010.  Mr. Claudio serves has the Company’s Chief Financial Officer.  The employment agreement has an initial term of three years, and supersedes his previous employment agreement.  Pursuant to the agreement, Mr. Claudio’s current base salary is $200,000 annually, subject to annual increases as provided in the agreement. Mr. Claudio is also entitled to participate in the Company’s incentive compensation plan, if any, and to receive an annual bonus of $50,000 upon completion of phase three of the Company’s operational plan within 2010, and to receive annual bonuses thereafter at the discretion of the Board of Directors.  In addition, Mr. Claudio is entitled to participate in certain benefit plans in effect for the Company employees, as well as vacation, sick and holiday pay in accordance with policies established and in effect from time to time.  In connection with the agreement, Mr. Claudio was granted an option to purchase 1,400,000 shares of the Company’s common stock under the Company’s stock option plan at an exercise price equal to the closing price of the Company’s shares on April 22, 2010 and has vesting terms consistent with senior management. Mr. Claudio is also entitled to a severance payment if employment with the Company is terminated with or without cause, or if Mr. Claudio voluntarily terminates his employment.

The foregoing summary of the employment agreements is qualified in its entirety by reference to the amendment agreements that are attached as exhibits to this report, and are incorporated by reference into this Item 5.02.

In connection with the new employment agreements, the Company also amended the previously executed option agreements between the Company and Mr. Weinbrandt and Mr. Claudio to reduce the exercise price of their options to the closing price of the Company’s shares on April 22, 2010, and in the case of Mr. Claudio, to also provide for the vesting of his options consistent with senior management grants.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Employment Agreement with Scott Weinbrandt dated April 22, 2010
Exhibit 10.2	Employment Agreement with Kevin Claudio dated April 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By:	/s/ Scott Weinbrandt
Name:	Scott Weinbrandt
Title:	Chief Executive Officer

Date:  April 27, 2010